Exhibit 10.16

2011

Mavenir Systems, Inc.

Sales Compensation Plan

Overview

Sales professionals (“Plan Participant(s)”) employed by Mavenir Systems, Inc. (“Mavenir”) are compensated via a combination of base salary plus incentive compensation payments derived from the achievement of assigned objectives within a Plan Period. The Plan is designed to compensate Plan Participants for attaining or exceeding defined sales objectives of Mavenir.

Plan Objective

The goal of the 2011 Mavenir Systems, Inc. Sales Compensation Plan (“Plan”) is to ensure a highly motivated professional sales team with a compensation package aligned with Mavenir’s evolving corporate objectives. Specifically, areas of emphasis for 2011 are:

•	Orders

•	New Customer Acquisition

This Plan shall apply from January 1, 2011 through December 31, 2011. The Plan being introduced this year is intended to support Mavenir’s growth targets.

Eligible Participants

Plan Participants include: account managers, senior account managers, sales engineers sales directors, account vice president, Vice President Business Development/Channel Partner Management & Strategic Accounts, VP sales, Regional VP Sales and the Global VP Sales. To be eligible under this, a Plan Participant must have a signed an Acknowledgement Form as attached in Exhibit A.

Plan Administration

The Plan shall be administered by a sales compensation committee (“Committee”) consisting of the CEO, the CFO and the Global VP of Sales. The Committee, in its sole discretion, shall determine the calculations/categorizations described herein. All decisions of the Committee are and will be final and binding.

Basic Incentive Compensation; Plan Components; Targets

A Plan Participant’s annual Total Target Compensation (“TTC”) consists of an annual salary, plus, depending on job title an annual Base Incentive Compensation (“BIC”). The base BIC for each Plan Participant is contained in the Sales Commission Quota (“Quota”) sheet Exhibit B. A Plan Participant’s Targets for each Plan Period may be assigned individually, or on a region, account, project, or team basis. Target assignment for each Plan Period for each Plan Participant shall be made by the Global VP Sales and are subject to final required approval of Mavenir’s Chief Financial Officer and Chief Executive Officer.

Qualified Transactions

Plan Participants are required to follow Mavenir approval policies and procedures when quoting prices and negotiation customer or business transactions. Any qualifying Mavenir business transaction that occurs in conflict with these policies and procedures may result in adjustments to recognized performance calculations toward Plan Period objectives. Such adjustments will be made at the sole discretion of the Committee.

Eligible Products

All Mavenir products and services are eligible and included for booking and sale by Plan Participants, so long as these eligible products and services are recorded as bookings of order input by Mavenir.

Target Documentation

A Plan Participant’s assigned Targets for the Plan Period will be documented on the 2011 Sales Commission Quota sheet—Exhibit B. Each Quota sheet for a Plan Period requires execution by the Plan Participant, the Global VP Sales and the Chief Financial Officer. Each Quota sheet will specify the following information: (i) the Plan Participant’s base salary, (ii) the Targets for the Plan Period, (iii) the BIC compensation Target and (iv) any additional terms and conditions as may be required.

Measurement

Payout of the BIC will be based on the Plan Participant’s performance against the Plan components. The Plan components for 2011 are: Orders and other key sales objectives (KSOs) that may be assigned as a part of the overall compensation structure.

Each Plan Participant will have specific numerical Targets for each of the Plan components specified above (, Orders and KSOs). Targets may be based on Targets for certain accounts, or may be based on regional or corporate wide performance.

Achievement against these Targets will be the basis for payout in the Plan. For this purpose, various percentages of the Plan Participant’s BIC will be assigned to each Target, as described elsewhere in this Plan in more detail.

More details on each of these components are given below.

Orders:

Orders, as the basis for all of Mavenir System’s growth, will continue to have a high level of emphasis in 2011. For all Plan Participants that are part of the Plan, 100% of their total BIC will be determined by performance against Order Targets. The following are the basic rules around Orders for determining whether amounts will be credited against the Plan Participant’s Order Target. Credit will be given only for Orders received by Mavenir in fiscal year 2011.

An Order must:

•	Identify equipment and services to be purchased.

•	Have correct price and discount.

•	Have ship to location.

•	Have ship to date.

•	Reference payment terms, or reference applicable contract.

Order Changes and Cancellations

The following will apply to Orders that are changed or cancelled:

•

A cancelled Order will be “de-booked”, any compensation owed will be cancelled, and any compensation previously paid will either be deducted from future amounts otherwise payable to the Plan Participant or will be required to be paid back to Mavenir by the Plan Participant.

•

If an Order is changed, for Plan Participants to receive credit against their Order Targets for the changed Order, the Order must be re-issued with the changes in writing. Credit will be given based on the value and timing of the changed Order.

•	A customer who does not take shipment on the date specified in the original Order and who does not issue a change to that Order will be deemed to have cancelled that Order.

•

In the event that revenue is never recognized due to non-payment by the customer for an Order, unless the Order is rescheduled, any compensation owed on the Order will be cancelled, and any compensation previously paid for the Order will either be deducted from future amounts otherwise payable to the Plan Participant or will be required to be paid back to Mavenir by the Plan Participant.

Accelerators:

Accelerators are an important way for Mavenir to reward the highest achievers in the sales team. As such, they are a key component of the compensation Plan.

For 2011, accelerators will be available for achievement above Order Targets.

The accelerators available are as follows:

% achievement of Target	accelerator
0-100%	0
101%-125%	2.0X
126%-150%	3.0X
151%+	4.0X

The accelerator is applied to those Orders that fall in the categories above the Plan Participant’s original Target. For example, a Plan Participant who achieves 101%-125% of the Plan Participant’s original Orders Target will receive 1.5 times the applicable BIC for the Orders between 101%-125%. For further illustration purposes, in the case of any Plan Participant who achieves 125% of the Plan Participant’s original Orders Target, the payout amount for the Orders between 101%-125% would be calculated by: (1) multiplying the Plan Participant’s BIC by 100% (the percentage of the BIC attributed to Orders); (2) multiplying the resulting product by 25% (representing the percentage overachievement); and (3) multiplying the resulting product by 2.5 (the accelerator). Assuming a BIC of $10,000, the calculations would work as follows:

(1)	$10,000 X 100%=$10,000

(2)	$10,000 X 25%=$2,500

(3)	$2,500 X 2.0=$5,000

Target adjustment

Due to market conditions and other factors beyond its control, Mavenir acknowledges that there is reasonable uncertainty regarding the timing and value of Orders for its products and services, and thus the level of possible achievement of critical objectives during the Plan Period is quite dynamic. Based on these factors, Mavenir at its sole discretion reserves the right to make adjustments to each Plan Participant’s Targets to ensure equitability and affordability. The Committee may review a Plan Participant’s Plan Period Targets at any point in a Plan Period. The Committee will review the Plan Participant’s Targets at any point in a Plan Period where the Plan Participant’s weighted achievement exceeds 150% or conversely, in the event that Plan Participant’s achievement results in a performance below the 60% level at the end of a Plan Period. Whether BIC will be paid out at or after the point that a Plan Participant reaches the 150% Target level is subject to review and revision by Mavenir with regard to each Order. No BIC will be earned until the Committee has reviewed the circumstances of the Order, as well as individual Plan Participant contribution to the particular Order(s), and made a determination, in the Committee’s sole discretion, regarding the appropriate level of compensation based on the circumstances.

New Account Incentives:

The NAI is in place to recognize the importance to Mavenir Systems of growing the account base by developing and delivering new customers to the existing base. To support this, the following special incentive will be part of the Plan in 2011. The incentive will be a flat quarterly payout for new customer accounts that have been secured in the applicable quarter. The incentive amount will be based on the initial order dollar value for commercial deployment (trials do not count towards this bonus, trials do count towards quota relief. The payouts will be a flat lump sum to the account manager, sales director and sales executives directly involved in securing the account. The amounts are as follows:

AM Payout	Executive
$2,500	$1,000
SE prime	SE Support
$1,500	$1,000

To be eligible for this payout, the account, or a subsidiary of the account must not have previously ordered commercial deployment equipment from Mavenir Systems. In addition, both a signed Master Supply Agreement as well as a binding, approved purchase order must be in place. In the event of the order being cancelled or reduced in size (see detailed description of order cancellations and changes under the heading “Orders” above), any compensation owed on the order will be cancelled (or, as applicable, reduced in size). In addition, any compensation previously paid for the order will either be deducted (in full or in part, as appropriate) from future amounts otherwise payable to the employee or will be required to be paid back (in full or in part, as appropriate) to Mavenir Systems by the employee. The NAI does not apply to trial systems or paid lab systems. The minimum order value to be eligible for a NAI is 500K USD.

While the NAI does apply to new OEM channel accounts, it does not apply to new accounts brought into Mavenir Systems through existing OEM channels. In addition, OEM accounts that subsequently become direct Mavenir accounts, and direct customer accounts that are subsequently transferred to OEMs, are not eligible.

Payout timing and Plan Participant Termination

Plan Participants will be paid during a Plan Period 50% of accrued BIC for an Order upon booking by Mavenir, and 50% on the collection of cash against the fulfillment of the Order. Plan Participants shall be eligible for payments on quarters which have been completed. Quarterly payouts will be made by the second pay period after the end of the quarter. This typically will be at the end of the first month of the next quarter. New Plan Participants shall be eligible to participate in this Plan in the first full quarter that they are an Plan Participant (e.g. if the Plan Participant begins their employment in the middle of a quarter, they will be eligible to participate in the Plan beginning in the subsequent quarter (Plan Participants who join Mavenir during the fourth quarter of 2011 will not be eligible to join the 2011 Plan)).

In the event that a Plan Participant’s employment with Mavenir ends (whether as a result of termination with or without cause by Mavenir or voluntarily) prior to the end of a particular quarter, the Plan Participant is not eligible to receive a bonus (prorated or otherwise) for the quarter in which their employment ends. In addition, any amounts previously paid to the Plan Participant that are due to be clawed back to Mavenir will be deducted from final salary payments.

Global Accounts

There will from time to time be specific accounts that are considered Global Accounts, as determined by the Committee. These accounts will likely be VAR or OEM relationships with major telecom manufacturers. Two specific examples of these accounts are Alcatel and Motorola. In the cases of Global Accounts, a special application of Order credit against Target will apply. In the case of a Global Account, the home (corporate) account manager will be the Mavenir prime for the overall strategy and relationship with that account. The home (corporate) account manager will receive 100% of the Order amounts available to be credited against Target for all sales within the Global Account’s home region (e.g. Alcatel-EMEA, Motorola-Americas). In situations where the partner is selling outside of their “home” region, the Mavenir prime for the deal will be the Mavenir regional account prime (e.g. for a Motorola deal in Korea, the Asia Pacific account prime will be the Mavenir account prime), who shall work in close partnership with the corporate prime. When this occurs, the Order amounts available to be credited against Targets for a sale will be applied as follows:

Location of Sale	Corporate account manager	Regional account manager
Within home region	100%	0%
Outside home region	0%	100%

Successful selling into Global Accounts requires a close coordination between the corporate and regional account primes; this scheme is intended to encourage this cooperation and to ensure that Global Accounts activities fit within the overall regional strategy. The split described above for sales outside of home regions applies only in situations where a global relationship has been negotiated with the partner (as determined by the Committee) and not where there is merely regional cooperation or assistance from an Plan Participant outside the region where the sale takes place in the ordinary course of an Plan Participant’s job performance.

Plan Participant Responsibilities

Each Plan Participant is responsible for creating, maintaining and updating comprehensive account or business engagement plans for each customer, prospect, or business engagement within, as applicable, their assigned account base, region, or market territory. Individual account or business engagement plans must be updated routinely as circumstances require for proper communication, tactics, strategy, action and business process purposes. Failure to maintain and update account plans may result in, at Mavenir’s sole discretion, the delay or cancellation of payment of BIC and/or may lead to disciplinary action.

Bonus review and appeal

If an Plan Participant has questions on their individual payouts or disagrees with the calculations, they may request a review by the Committee. The Committee will consider any questions or discrepancies and make the determination if a change is warranted. All questions or challenges on payouts must be raised within 30 days into the subsequent quarter or not more than 15 days after the payout has been communicated. All decisions of the Committee are and will be final and binding.

Conditions

The following additional conditions shall apply:

Notwithstanding anything to the contrary herein, the Committee has final approval on all payments hereunder and may make changes, in its sole discretion, as it deems appropriate to ensure fair and equitable application. Any situation which will require a deviation from the terms of the Plan (or an addition/subtraction to the Plan) must be approved by the Committee.

This Plan is not a guarantee of employment or other employment contract, but merely sets forth the terms upon which compensation may be earned by, and paid to, the sales Plan Participants. It is anticipated that this Plan will remain in force during 2011; however, Mavenir reserves the right to amend, supplement, supersede or terminate the Plan for any reason, at any time, and in its sole discretion.

Confidentiality

Each Plan Participant will at all times treat the terms of the Plan as confidential information of Mavenir in accordance with the confidential information agreement between Plan Participant and Mavenir.

Assignment

No Plan Participant may assign or transfer such Plan Participant’s interest under the Plan.

No Individual Liability

No member of the Board of Directors or any Officer of Mavenir shall be liable for any determination, decision or action made in good faith with respect to the Plan or any payment under the Plan.

Severability and Governing Law

If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas.

Entire Agreement; Third Party Beneficiaries

The Plan, including the Exhibits, (i) constitutes the entire agreement between Mavenir and each Plan Participant with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Mavenir and each Plan Participant with respect to the subject matter hereof and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

Exhibit A

Plan Participant Acknowledgement:

I have read and received the 2011 Mavenir Compensation Plan and as a participant agree to adhere to and be bound by its terms and conditions

Plan Participant Name

Plan Participant Signature

Exhibit B

2011 Sales Commission Quotas

Name:

Title	Currency	Base	BIC	Orders Weighting	KSO Weighting

Quota	Orders
2011 Targets

Named Accounts	Regions	Country

Signatures:	Plan Participant

Global Vice President Sales

Chief Financial Officer

Chief Executive Officer